Washington Federal, Inc.
425 Pike Street
Seattle, WA  98101
(206) 624-7930  Contact:  Bob Hawkins

                                              Friday, November 29, 1996
                                              FOR IMMEDIATE RELEASE


                 WASHINGTON FEDERAL, INC. COMPLETES MERGER
                         WITH METROPOLITAN BANCORP


Seattle, Washington - Washington Federal, Inc. (NASDAQ-WFSL) ("Washington Federal"), the parent company of Washington Federal Savings, announced today the completion of the merger with Metropolitan Bancorp. In connection with the merger, each Metropolitan shareholder will receive .738 shares of Washington Federal Common Stock in exchange for each share of his or her Metropolitan Common Stock. The total value of the consideration paid to Metropolitan shareholders will approximate $66 million. Cash will be paid for fractional shares based on the $24.41 average price of Washington Federal Common Stock during the 20-day pricing period as defined in the Agreement and Plan of Merger between Washington Federal and Metropolitan.

As a result of the Merger, Washington Federal will have approximately $5.9 billion in assets, $2.9 billion in deposits and $630 million in stockholders' equity.

Guy C. Pinkerton, Chairman and Chief Executive Officer of Washington Federal commented, "We are delighted about the merger with Metropolitan Bancorp. Metropolitan is a well respected and profitable institution with a strong presence in the Puget Sound area. We welcome their management talent and believe this combination will provide significant cost savings and market penetration which will, in turn, provide improved financial performance in the years ahead."

Washington Federal Savings, with headquarters in Seattle, Washington, has over 100 offices in Washington, Idaho, Oregon, Utah and Arizona.

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